Exhibit j

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights," "Independent Auditors" and "Financial Statements" and to the use of our reports dated August 3, 2001 for the Frontegra Total Return Bond Fund, the Frontegra Opportunity Fund, the Frontegra Growth Fund, the Frontegra Emerging Growth Fund and the Frontegra Investment Grade Bond Fund in the Registration Statement (Form N-1A) of the Frontegra Funds, Inc. and their incorporation by reference in the related Prospectuses and Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 13 to the Registration Statement under the Securities Act of 1933 (File No. 333-7305) and in this Amendment No. 14 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-7685).

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois
October 22, 2001